                                                                    Exhibit 10.8

          PATENT AND KNOW-HOW LICENSE AGREEMENT

          Made and entered into on February 18, 2003, by and between

          OMRIX BIOPHARMACEUTICALS LTD.

          MDA Building,
          Tel-Hashomer
          Israel
          (hereinafter - "OMRIX")

                                                                 on the one part

                                       AND

          AMERSHAM BIOSCIENCES AB

          Bjorkgatan 30
          751 84 Uppsala, Sweden
          (hereinafter - "AMERSHAM")

                                                               on the other hand

WHEREAS OMRIX possesses certain proprietary know-how, as to the technology and methodology required to manufacture Plasminogen Removal Gel-TA Resin (as more fully defined below as "PLASMINOGEN RESIN"): and

WHEREAS AMERSHAM has conducted certain development work in collaboration with OMRIX relating to the Plasminogen Resin, without such work derogating in any way from OMRIX's intellectual property rights with respect to the Plasminogen Resin and/or the Patent(s): and

WHEREAS OMRIX and AMERSHAM wish to enter into agreements for the manufacture of the Plasminogen Resin by AMERSHAM, and for the distribution and sale of the Plasminogen Resin by AMERSHAM: and

WHEREAS AMERSHAM wishes to receive from OMRIX the Know-How and the License necessary to manufacture the Plasminogen Resin in accordance with the Know-How and to market and sell the Plasminogen Resin worldwide, and OMRIX is willing to give AMERSHAM the Know-How AND grant AMERSHAM the License, subject to the terms and conditions of this Agreement

NOW THEREFORE, in consideration of the covenants and obligations hereinafter set forth, the parties hereto agree as follows:

      PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT
       TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE
                      SECURITIES AND EXCHANGE COMMISSION.

1.   DEFINITIONS

     In this Agreement, unless context otherwise requires, the following terms shall have the respective meanings assigned to them below:

     1.1. "AFFILIATES" shall mean any person, corporation, firm, partnership or other entity which directly or indirectly controls, owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity and having the power to vote on or direct the affairs of the entity.

     1.2. "AMERSHAM" shall mean AMERSHAM BIOSCIENCES AB, a Swedish corporation and including any entity controlling, owned or controlled by AMERSHAM.

     1.3. "CUSTOMERS" shall mean purchasers of Plasminogen Resin from AMERSHAM with the exclusion of OMRIX.

     1.4. "EFFECTIVE DATE" shall mean the date on which the last of the Agreements is executed.

     1.5. "IMPROVEMENTS" shall mean any additions, innovations or updates to the existing Know-How developed, reached or obtained by OMRIX or by AMERSHAM, which did not exist prior to the date of this Agreement and which update, simplify or in any way improve the Know-How so as to make it simpler, less costly or more efficient or so as to result in a superior Plasminogen Resin.

     1.6. "KNOW-HOW" shall mean and include all the information included in the Patent(s) and all know-how, knowledge, expertise, technology, methodology and technical information regarding Plasminogen Resin and any use thereof, including, without limitation, advice, guidance, directions, instructions and training, necessary to manufacture Plasminogen Resin, that is owned, possessed or controlled by OMRIX or licensed to OMRIX by a third party, and including Improvements.

     1.7. "NET SALES" shall mean, in the case of Plasminogen Resin that is sold, the cumulative invoice price of Plasminogen Resin in a form suitable for sale to the Customers (regardless of non-collectible accounts) less any (i) outbound transportation costs paid, (ii) insurance fees,
          (iii) bad debts, (iv) discounts, (v) allowed allowances and credits because of returns, or (vi) sales taxes. Such items not to be included in the Net Sales shall be considered to amount to four percent (4%) of the invoice price, unless AMERSHAM presents proof that the actual amount is higher.

     1.8. "OMRIX" shall mean OMRIX BIOPHARMACEUTICALS S.A., a company organized under the laws of Belgium and including its Affiliates.

     1.9. "PATENT(S)" shall mean patent application WO 02/095019designated as "Removal of Plasminogen From protein solutions" (and any patents granted in respect thereof) together with all foreign equivalents, divisionals, continuations, continuations-in-part, extensions, re-examinations and revisions (including any extensions thereof).

     1.10. "PLASMINOGEN RESIN" shall mean Plasminogen Removal Gel-TA Resin and such other products which, by utilizing the Know-How, can be developed, severally or collectively, as more fully described in the Patent Application.

2.   LICENSE

     2.1. Subject to the terms and conditions set forth in this Agreement, OMRIX hereby grants AMERSHAM and its Affiliates an exclusive, worldwide license under the Patents and the Know-how to manufacture, sell, have sold and market Plasminogen Resin (the "LICENSE"). OMRIX reserves a right to freely use the Plasminogen Resin in its own production processes and to grant non-exclusive licenses to Customers for the commercial use of Plasminogel Resin as described in Section 2.3.

     2.2. As long as AMERSHAM manufacture Plasminogen Resin it will sell OMRIX, at a fair market price and in accordance with Amersham standard supply conditions as regards lead times and delivery conditions (Conditions of Sale, as attached). Amersham undertakes to sell up to *** litre with *** days lead time. The parties intend to enter into a separate supply agreement when the annual volumes exceeds *** litres. In the event Amersham decides to stop manufacture the Plasminogen Resin it shall give OMRIX six (6) months written notice in advance. In the event that AMERSHAM stops supplying Plasminogen Resin for a period of over 5 months, OMRIX will have right to terminate this Agreement forthwith upon thirty (30) days written notice, provided AMERSHAM fails to supply the quantity of Plasminogen Resin ordered by Omrix within such notice period, and in addition to the provisions of
          Section 14 hereto, AMERSHAM will upon written request transfer to OMRIX all the know how specific to the manufacturing of the Plasminogen Resin, provided OMRIX agrees to reimburse AMERSHAM for its reasonable and verified costs in connection with such transfer (as opposed to consideration for the know how itself). AMERSHAM shall under no circumstances be obliged to disclose any secret manufacturing know-how relating to other products or AMERSHAMS general manufacturing methods.

     2.3. Without prejudice to the provisions of Sections 2.1-2.2 above, AMERSHAM undertakes to inform Customers that OMRIX owns the Patent and all other intellectual property rights related to the Plasminogen Resin, and that any Customer wishing to use Plasminogen Resin for any purpose falling under any valid claims of the Patent other then for research purposes, needs prior to such use, and as condition precedent thereto, to (a) contact OMRIX directly, (b) sign a license agreement with OMRIX (the "RESTRICTION NOTICE"). The Restriction Notice will be included by AMERSHAM in its product catalogue and on its website. In addition, an insert with the Restriction Notice shall be supplied with all packages of Plasminogen Resin. Notwithstanding the above, Amersham shall in no event be responsible for the Customer's use of the Plasminogen Resin, provided that AMERSHAM is not in breach of this
          Section 2.3. However, Amersham has no intention to act in breach of applicable patent law or any court orders prohibiting any supplies to a certain customer.

     2.4. Subject to Section 2.3, AMERSHAM shall not use the name of OMRIX nor of any of OMRIX's shareholders, directors, employees, agents, or Affiliates, nor the name of any inventor of Plasminogen Resin, nor any adaptation of such names, in any sales promotion, advertising, or any other form of publicity without the prior written approval of OMRIX in each case.

3.   APPLICATION AND OWNERSHIP OF PATENT(S)

     3.1. OMRIX shall be responsible and will bear all past, present and future costs relating to the Patent(s) and Patent(s) applications.

     3.2. The parties shall in good faith mutually decide in which countries to file Patent application(s) in the name of OMRIX, and obtain the best possible Patent protection.

     3.3 Should OMRIX decide not to file Patent(s) application in any certain country/ies), it shall promptly notify AMERSHAM of such decision. In such event, AMERSHAM, in addition to any other right it has, may take all necessary measures in order to obtain the best possible Patent protection in such country/ies and OMRIX undertakes to sign all documents necessary to effectuate such protection.

     3.4 AMERSHAM shall reimburse OMRIX for 50% of its fees and expenses relating to all agreed activities for the prosecution and maintenance of the Patents, provided however that AMERSHAM has been provided with a list of elected countries for the purpose of national phase and/or a draft of the filing so as to allow for review and approval at least thirty (30) days in advance. AMERSHAM's obligation to reimburse OMRIX shall not exceed 5 % of the Net Sales of the Plasminogen Resin per calendar year.

4.   DELIVERY OF KNOW-HOW

     Subject to applicable laws, rules, regulations and the provisions of this Agreement, and for the purpose of enabling AMERSHAM to more fully implement the License, OMRIX shall deliver to AMERSHAM all its documentary materials with respect to the Know-How, and provide AMERSHAM with reasonable assistance in the implementation of the Know-How in its plant in Uppsala.

     Nothing in this section shall require OMRIX to disclose to AMERSHAM, or grant AMERSHAM access to, any technological information received by OMRIX from a third party and subject to restrictions on use or disclosure.

5.   RESERVATION OF RIGHTS

     5.1. AMERSHAM agrees and acknowledges that the Know-How is the sole property of OMRIX, and nothing in this Agreement shall be construed as giving AMERSHAM any right or title to the Know-How, except for the License as specifically detailed in this Agreement.

     5.2. Except as described in Section 15.8 AMERSHAM shall not have the right to assign and/or to transfer and/or sublicense any of its rights and obligations under this Agreement to another or others without the prior written consent of OMRIX.

     5.3. Upon termination of this Agreement, all rights granted to AMERSHAM, under the License, shall revert back to OMRIX, and AMERSHAM shall have no further rights with respect to the rights ensuing from the License. However, upon expiration of the Patents or the Agreement (not as a result of early termination), AMERSHAM shall have a fully-paid up non-exclusive license to freely use the Know-how.

6.   OMRIX' WARRANTIES, REPRESENTATIONS AND DISCLAIMERS

     6.1. OMRIX represents and warrants that:

          6.1.1. that it has full authority to enter into this Agreement,

          6.1.2. that it has no knowledge of any third party rights that would affect its ability to grant the license hereunder,

          6.1.3. that to the best of its knowledge, all information and data to be provided to AMERSHAM is accurate and complete,

          6.1.4. that the Patents to the best of its knowledge are not infringed or attacked by any third party,

          6.1.5. that the Patents are not licensed to any third party, except as provided for in Section 2.1, and

          6.1.6. it is not aware of any third party patent rights that would be infringed by anything made, use or sold under the License.

     6.2. Save for the warranties set forth in Section 6.1 nothing In this Agreement shall be construed as:

          6.2.1. a warranty or representation by OMRIX as to the validity or scope of any right related to the Plasminogen Resin;

          6.2.2. a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

          6.2.3. an obligation to bring or prosecute actions or suits against third parties for infringement of OMRlX's intellectual property rights related to the Plasminogen Resin;

          6.2.4. an obligation to furnish any know-how or any services other than those specified in this Agreement.

     6.3. Except as otherwise expressly set forth in this Agreement, OMRIX makes no representation and extends no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, and validity of patent rights claims, issued or pending. OMRIX assumes no responsibilities whatsoever with respect to use, sale, or other disposition by AMERSHAM or its Customers or other transferees of products incorporating or made by use of the Know How.

7.   AMERSHAM'S WARRANTIES AND REPRESENTATIONS

     AMERSHAM represents and warrants that:

     7.1. AMERSHAM has the full authority to enter into and to perform all of the duties and obligations contemplated for AMERSHAM in this Agreement.

     7.2. The manufacture of Plasminogen Resin complies with all relevant laws, regulations, ordinances and rules.

8.   RUNNING ROYALTY

     As consideration for the right to use the Know How and the grant of the License, all as set forth in this Agreement, AMERSHAM undertakes to pay to OMRIX as earned royalties a royalty calculated as a percentage of Net Sales in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date Plasminogen Resin is actually sold and paid for, the date an invoice is sent by AMERSHAM, or the date Plasminogen Resin is transferred to a third party. The royalty shall remain fixed while this Agreement is in effect at a rate of *** of the Net Sales in countries where the Patent is in force and *** percent in all other countries (hereinafter the "NET SALES ROYALTY"). Until any patent has been granted or if the application for the Patent is rejected, withdrawn or lapsed AMERSHAM shall pay a royalty of *** percent.

9.   ACCOUNTING FOR PAYMENTS

     9.1. The balance of any amounts which remain unpaid more than fourteen (14) days after they are due to OMRIX shall accrue interest until paid at the rate of one (1%) per month, However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

     9.2. Except as otherwise directed, all amounts owing to OMRIX under this Agreement shall be paid in U.S. dollars to OMRIX at the address provided in the preamble to this Agreement.

     9.3. A full accounting showing how any amounts payable to OMRIX under
          Section 8 have been calculated shall be submitted to OMRIX on the date of each such payment. Such accounting shall be on a per-country basis.

10.  RECORD KEEPING AND REPORTS

     10.1. Earned royalties shall be reported and paid by AMERSHAM on behalf of itself and its Affiliates within sixty (60) days after each 1st March and 1st September based on the Net Sales generated by AMERSHAM and/or its Affiliates during the preceding six month period, Such payment shall be made to the account specified in writing by OMRIX. The payments due shall be accompanied by a statement showing the assessment of royalties and shall specify for each country the quantities and value of Products sold and the amount of returns and credits on those returns and the amount payable for the period.

     10.2. AMERSHAM shall keep books and records sufficient to verify the accuracy and completeness of AMERSHAM's accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Plasminogen Resin. Such books and records shall be preserved for a period not less than four years after they are created, both during and after the term of this Agreement.

     10.3. AMERSHAM shall take all steps necessary so that OMRIX may within fourteen (14) days of its written request, audit, review and/or copy all of the books and records to verify the accuracy of AMERSHAM's royalty reports during the last 36 months, however not more than once per year. Such review may be performed by a firm of independent public accountants designated by OMRIX, upon reasonable notice and during regular business hours. If a deficiency with regard to any payment hereunder is determined, AMERSHAM shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 9.1. If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for that year, then AMERSHAM shall be responsible for paying OMRIX's out-of-pocket expenses incurred with respect to such review.

     10.4. At any time during the term of this agreement, OMRIX may, but not more than once per year, request in writing that AMERSHAM verify the calculation of any past payments during the last 36 months owed to OMRIX through the means of a self-audit. Within forty-five (45) days of the request, AMERSHAM shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within fourteen (14) days of the completion of the self-audit, AMERSHAM shall submit to OMRIX a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If AMERSHAM has determined through its self-audit that there is any payment deficiency, AMERSHAM shall pay OMRIX the deficiency along with applicable interest under Section 9.1 with the submission of the self-audit report to OMRIX.

     10.5. If OMRIX determines through its review under Section 10.2 or if AMERSHAM determines under its self-audit under Section 10.3 that there has been an overpayment to OMRIX, OMRIX will credit the overpayment within thirty (30) days of receiving notice thereof.

11.  CONFIDENTIALITY

     11.1. AMERSHAM undertakes to keep as strictly confidential all the data and information disclosed by OMRIX which has already and which will come to its knowledge under, pursuant or by reason of this Agreement including, without limitation, the Patent(s), Know-How and any part thereof, all data and information pertaining to the design, establishment and equipment of OMRIX, and to the manufacture processes of Plasminogen Resin and the sale and marketing thereof which is marked as "confidential" or if disclosed orally, which is confirmed in writing as being confidential within 30 days from disclosure, (hereinafter collectively - "CONFIDENTIAL INFORMATION"), and not to disclose Confidential Information to another or others nor to permit the use or utilization thereof by another or others. OMRIX undertakes to keep strictly confidential all the data and information disclosed by AMERSHAM which will come to the knowledge of OMRIX or by reason of this Agreement which is marked as "confidential'" or if disclosed orally, which is confirmed in writing as being confidential within 30 days from disclosure (also referred to as "CONFIDENTIAL INFORMATION").

     11.2. Each party further undertakes that it shall not directly or indirectly use or utilize the other party's Confidential Information or any part thereof except for any purposes specified in this Agreement.

     11.3. Each party undertakes to cause each of its employees and consultants having contact with the Confidential Information to accept a confidentiality undertaking containing substantially the same confidentiality obligations contained in paragraphs 11.1 and 11.2 above, and shall be responsible to the other party for any breach of such confidentiality obligations by any of its employees and consultants.

     11.4. The confidentiality obligations shall not apply to any part of the Confidential Information which

          11.4.1. at the time of disclosure or subsequently is published or otherwise generally available to the public other than through any act or omission on the part of the recipient party; or

          11.4.2. was in the possession of the recipient party at the time of disclosure; or

          11.4.3. was acquired from a third party who has the lawful right to make such disclosure; or

          11.4.4. is independently developed by the recipient party without reference to or use of the materials comprising the Confidential Information disclosed under this Agreement; or

          11.4.5. is required to be disclosed by the recipient party pursuant to a legally enforceable order, direction or other regulation but any such disclosure shall be only so far as necessary to give effect thereto.

     11.5. Upon termination or cancellation of the License for any reason whatsoever, all the Confidential Information of one party in the possession of the other party, its employees and consultants, including any copy thereof, shall be returned to the other party immediately, save for one copy for record purposes.

     11.6. The confidentiality obligations of AMERSHAM and its employees and consultants hereunder shall survive the termination of this Agreement for any reason whatsoever with five (5) years.

12.  INFRINGEMENT, LIABILITY AND INSURANCE

          In the event AMERSHAM is notified, advised or becomes aware of any infringement of the rights of OMRIX in and to the Know-How, it shall forthwith notify OMRIX thereof. Each of AMERSHAM and OMRIX shall, have the right, at its sole discretion, to take all necessary measures to protect and defend the rights of OMRIX against any such infringement, including without limitation, the filing of claims, and shall bear all relates costs, but shall consult with the other party before any actions are taken or any settlements are made. Notwithstanding the above, OMRIX shall have the exclusive right (but not obligation) to take, at its sole discretion, all necessary measures with respect to infringement which is not related to the manufacture of Plasminogen Resin. In such a case, OMRIX will be solely entitled to any damages won in such infringement claim. In any other infringement claim, the damages won will be evenly distributed between the parties, after deducting all reasonable costs born by the parties with respect to such infringement claim, unless one of the parties did not provide active assistance to the party who initiated the infringement protection proceedings, where in such a case the party handling the infringement claim will be entitled solely to any damages won in any such infringement claim.

     12.1. AMERSHAM shall be liable for, and undertakes to indemnify, defend and hold OMRIX, its affiliates, successors and assigns, and its officers, directors, agents, employees and shareholders harmless from any loss, liability, expense, cost, obligation, damage or claim (including reasonable attorney's fees) arising out of or resulting from (i) the material breach by AMERSHAM of any representation, warranty or covenant made by it in this Agreement and (ii) claims (including, but not limited to, third party suits and health authority or other regulatory proceedings) related to any negligent acts or omissions of AMERSHAM (iii) any defects in Plasminogen Resin manufactured by AMERSHAM (however any claims relating to supplies to OMRIX will be governed by AMERSHAM's Conditions of Sale).

     12.2. OMRIX shall be liable for, and undertakes to indemnify, defend and hold AMERSHAM, its affiliates, successors and assigns, and its officers, directors, agents, employees and shareholders harmless from any loss, liability, expense, cost, obligation, damage or claim (including reasonable attorney's fees) arising out of or resulting from (i) the material breach by OMRIX of any representation, warranty or covenant made by it in this Agreement and (ii) claims (including, but not limited to, third party suits) for infringement of the claims of the Patent(s).

     12.3. The right to indemnification, as provided in section 12.2 and 12.3 is conditioned upon the indemnified party promptly notifying the indemnifying party thereof in writing, and allowing indemnifying party and its insurers the opportunity to assume direction and control of the defense against such claims, at its sole expenses, including without limitation, the settlement thereof at the sole option of indemnifying party or its insurers to the extent that the indemnified party ' liability is not hereby invoked. The indemnified party will cooperate with indemnifying party and its insurer in the disposition of any such matter and the indemnified party will have the right to participate in the defence of any claim to which this section applies.

     12.4. AMERSHAM will maintain during the term of this Agreement liability insurance coverage appropriate to the risk involved in producing, manufacturing, selling, marketing, consuming, or advertising the Plasminogen Resin. Upon ninety (90) days after written request AMERSHAM will present evidence to OMRIX that the coverage is being maintained. In addition, AMERSHAM shall provide OMRIX with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

     12.5. NONE OF THE PARTIES SHALL IN ANY EVENT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITATIVE DAMAGE OF ANY KIND FROM ANY CAUSE IN RELATION TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, OR GOODWILL OR BUSINESS INTERRUPTION.

13.  FORCE MAJEURE

     Either party shall be excused from any delay or failure in performance hereunder caused by any war, hostilities, general military mobilization, labour dispute, governmental requirement, act of God, earthquake, and any other causes beyond its reasonable control. If such delay in performance due to such cause shall continue for more than six (6) months the other party may terminate this agreement upon written notice to the delayed party.

14.  TERM AND TERMINATION

     14.1. This Agreement shall be effective as of the Effective Date until the expiration of the Patent. If no patent is granted this Agreement shall expire upon the fifth anniversary of the Effective Date.

     14.2. If for any reason whatsoever, AMERSHAM commits a breach of any of its material obligations, and such breach continues uncured for more than sixty (60) days after written notice demanding to cure the breach has been given to AMERSHAM or such breach cannot be cured. OMRIX shall, without prejudice to any other rights or remedy it may have in law or equity have the right to cancel the License, whereupon AMERSHAM shall not have the right to manufacture and/or market and sell Plasminogen Resins and/or utilize the Know-How or any part thereof in any manner whatsoever.

     14.3. Without prejudice to any other right of Omrix, OMRIX may immediately terminate this agreement upon the occurrence of the third separate payment default of at least thirty (30) days by AMERSHAM within any consecutive three year period, provided OMRIX has requested payment in writing for each default

     14.4. This Agreement may be terminated by either party:

          14.4.1. at any time by giving at least sixty (60) days written notice of such termination to the other party if AMERSHAM decides to and/or stops manufacturing Plasminogen Resin (except for any temporary stop, which do not affect AMERSAM's capability to deliver the Plasminogen Resin to OMRIX),

          14.4.2 if a bankruptcy petition or an application for the appointment of a trustee, administrator or a receiver is filed against the other party and is not dismissed or revoked within sixty (60) days.

     14.5. Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or from any obligation that by its nature survives termination. AMERSHAM shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination. AMERSHAM may, however, after the effective date of such termination, sell all Plasminogen Resin, and complete Plasminogen Resin in the process of manufacture at the time of such termination and sell the same, provided that AMERSHAM shall remain obligated to provide an accounting for and to pay running royalties thereon.

15.  MISCELLANEOUS

     15.1. The parties acknowledge that, unless otherwise agreed in writing, AMERSHAM is acting as an independent contractor and is not acting as a partner, co-venturer or in any other joint capacity with OMRIX.

     15.2. AMERSHAM shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

     15.3. The provisions herein contained set forth the entire Agreement of the parties with respect to the subject matter thereof, supersede all previous communications, representations or agreements, whether oral or written, with respect to the subject matter thereof and no addition to or modification of this Agreement shall be binding upon either party unless reduced to writing and duly executed by the parties hereto in the same manner as the execution of the Agreement.

     15.4. The waiver by either party of any breach or alleged breach of any provision hereunder shall not be construed to be a waiver of any concurrent, prior or succeeding breach of said provision or of any other provision herein.

     15.5. This Agreement shall be governed by and construed in accordance with the laws of the English without regard to the choice of law principles that might otherwise be applied in such jurisdiction. The Parties expressly waive the application of the United Nation Convention of April 11, 1980 on the International Sale of Goods as amended from time to time. All disputes arising in connection with the Agreement shall be finally and solely settled in London under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or three arbitrators appointed in accordance with the said Rules. The arbitration proceedings shall be conducted in the English language. Documents may be presented in other language if accompanied by an English translation. The procedural law of this place shall apply where the Rules are silent. The arbitral award shall be substantiated in writing. Any award rendered by the arbitrator(s) shall be payable within sixty (60) days of the rendition thereof.

     15.6. OMRIX and AMERSHAM hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

     15.7. All notices and other communications required or permitted to be given or sent hereunder shall be in writing and shall be sent by registered mail or by fax with confirmation sent by registered mail or delivered in person to the respective addresses of the parties as first herein above written or as may be advised by any of the parties in writing in due course.

     15.8. None of the Parties may transfer or assign any rights or obligations under this Agreement, however AMERSHAM shall have the right to transfer or assign its rights and obligations to an affiliated company and to a third party acquiror of all or substantially all of the assets of the business to which this Agreement pertains, provided that such third party is not a competitor of OMRIX and further provided that OMRIX' rights hereunder shall be preserved and shall not be harmed in any way.

IN WITNESS WHEREOF SIGNED by the parties hereto as of the day and year first above written.


/s/ Mr. Nissim Mashiach                 /s/ Authorized Officer
-------------------------------------   ----------------------------------------
OMRIX BIOPHARMACEUTICALS LTD.           AMERSHAM BIOSCIENCES AB
By: Mr. Nissim Mashiach                 By: Authorized Officer
Title: General Manager                  Title: VP Bioprocess Separations